Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
ENTRY INTO SYSTEM IMPACT STUDY AGREEMENTS --- COMPLETION OF VACANT LAND PURCHASE AGREEMENT --- REPAYMENT OF SHAREHOLDER LOANS --- REPAYMENT OF NOTES

Vancouver, B.C. – April 20, 2012 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, on April 13, 2012, Coronus Energy Corp. (“Coronus”), the Company’s wholly-owned subsidiary, entered into two System Impact Study Agreements (the “SIS Agreements for Adelanto West 1 and 2”) with Southern California Edison (“SCE”). The SIS Agreements for Adelanto West 1 and 2 relate to Coronus’ application for interconnection service and the CREST tariff for two 1.5 MW solar photovoltaic power systems (the “Adelanto West 1 and 2 Projects”) on the 40 acre parcel of vacant land, situated in the City of Adelanto, California, Coronus agreed to acquire on September 23, 2011, as reported in the Company's News Releases of September 29 and November 22, 2011, and January 17, February 7, March 20 and April 13, 2012.

The SIS Agreements for Adelanto West 1 and 2 set forth the terms and conditions for SCE to perform a system impact study to determine the impacts that would result from interconnecting the Adelanto West 1 and 2 Projects and the adequacy of SCE’s electrical system to accommodate the Adelanto West 1 and 2 Projects. In addition, SCE shall make a preliminary determination of the required interconnection facilities and distribution system upgrades, and any other modifications or additions that would be needed, to accommodate the Adelanto West 1 and 2 Projects. The estimated cost of the Adelanto West 1 and 2 Projects is USD $10,000 per SIS Agreement. SCE anticipates completing the studies within 120 business days. On entering into the SIS Agreements for Adelanto West 1 and 2, Coronus paid SCE USD $20,000 in deposits.

Mr. Thachuk announced today also that, further to the Company's Form 10-Q filed on SEDAR as “MD&A - English” on February 15, 2012, as a consequence of shareholder loans, the Company was indebted to its principal executive officer, who serves also as a director, in the amount of USD $228,822, inclusive of interest, through December 31, 2011. Effective April 1, 2010, the aggregate loan accrued interest at the annual rate of 4%. At December 31, 2011, the Company had accrued interest payable of USD $15,415 on the shareholder loan. In addition to the above, at December 31, 2011, included in accounts payable, USD $1,169 was owed to the Company’s principal executive officer for out-of-pocket expenses. This amount did not accrue interest and is not reflected in the shareholder loans described above. Subsequent to December 31, 2011, the Company’s principal executive officer lent the Company an additional $1,000 on January 11, 2012, and an additional $7,500 on March 2, 2012. Additionally, the Company’s principal executive officer incurred a further out-of-pocket expense of $102.84 on April 13, 2012. On February 23 and March 30, 2012, the Company repaid its principal executive officer $12,000 and $4,000, respectively. On April 18, 2012, the Company repaid, in full, the shareholder loan, as at April 18, 2012, and interest outstanding, as at April 18, 2012. Additionally, the Company repaid, in full, the out-of-pocket expenses outstanding, as at April 18, 2012. As a result, on April 18, 2012, the Company repaid its principal executive officer $237,779.56 and USD $7,020.95.

Mr. Thachuk announced today also that, on April 19, 2012, Coronus completed the Vacant Land Purchase Agreement (the “Adelanto West Agreement”), which Coronus entered into on September 23, 2011, as reported in the Company's News Releases of September 29 and November 22, 2011, and January 17, February 7, March 20 and April 13, 2012. Under the Adelanto West Agreement, Coronus acquired a 40 acre parcel of vacant land, situated in the City of Adelanto, California, from Zacarias and Elisa Ramirez. The purchase price Coronus paid was USD $400,000. Coronus deposited USD $165,000, with Zacarias and Elisa Ramirez agreeing to carry back the balance amount of USD $235,000 for three years at 6.5% per annum interest, with monthly payments of interest only. Coronus agreed to pay out the balance of USD $235,000 before commencing with any alterations, improvements, building or construction on the land.

Mr. Thachuk announced today also that, further to the Company’s News Release of February 7, 2012, on February 2, 2012, the Company conducted a non-brokered private placement, issuing a senior secured, convertible promissory note (the “Adair Note”) and transferrable warrant (the “Adair Warrant”) to Russell Adair, for proceeds of $50,000. The Adair Note matured on February 2, 2013 and bore interest at an annual rate of 12%, payable in cash at maturity, prepayment or conversion. At or before maturity, the Adair Note and any accrued interest were convertible at the holder’s option into shares of the Company’s common stock, at a price of $0.60 per share. On April 20, 2012, the Company repaid Mr. Adair, in full, the $50,000 in principal and $1,282.20 in interest owning against the Adair Note. The Adair Warrant entitles the holder thereof to purchase an aggregate of 83,333 shares of our common stock at an exercise price of $0.75 for a period of five years. Mr. Adair continues to hold the Adair Warrant.

Mr. Thachuk announced today also that, further to the Company’s News Release of February 27, 2012, on February 23, 2012, the Company conducted a non-brokered private placement, issuing a senior secured, convertible promissory note (the “Zakaib Note”) and transferrable warrant (the “Zakaib Warrant”) to Frank Zakaib, for proceeds of $50,000. The Zakaib Note matured on February 2, 2013 and bore interest at an annual rate of 12%, payable in cash at maturity, prepayment or conversion. At or before maturity, the Zakaib Note and any accrued interest were convertible at the holder’s option into shares of our common stock, at a price of $0.60 per share. On April 20, 2012, the Company repaid Mr. Zakaib, in full, the $50,000 in principal and $936.99 in interest owning against the Zakaib Note. The Zakaib Warrant entitles the holder thereof to purchase an aggregate of 83,333 shares of our common stock at an exercise price of $0.75 for a period of five years. Mr. Zakaib continues to hold the Zakaib Warrant.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk

President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.